Exhibit 5

                             KAREN A. BATCHER, ESQ.
                          BATCHER ZARCONE & BAKER, LLP
                           4190 BONITA ROAD, SUITE 205
                                BONITA, CA 91902
                            TELEPHONE (619) 475-7882
                               FAX (619) 789-6262


January 5, 2005

Mr. Geoffrey Greenwood, Director
Yacht Finders, Inc.
2308-C Kettner Blvd.
San Diego, CA 92101

Re: Legal Opinion Pursuant to SEC Form SB-2
    Registration Statement - Yacht Finders, Inc.

Dear Mr. Greenwood:

     You have requested my opinion as special counsel for Yacht Finders, Inc., a Delaware corporation (the "Company") and certain of its shareholders (the "Selling Shareholders") for the limited purpose of rendering this opinion in connection with the Company's Registration Statement on Form SB-2 and the Prospectus included therein (collectively the "Registration Statement") to be filed with the Securities and Exchange Commission. I was not engaged to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement, and I hereby disclaim any responsibility for the Registration.

     The following opinion is based upon the Securities Act of 1933 as amended (the "Act") and Delaware laws, including without limitation, the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

                           THE REGISTRATION STATEMENT

     The Registration Statement relates to the distribution of 139,000 shares of the Company's common stock (the "Shares"), par value $0.0001 per share by existing shareholders and 1,000,000 shares, par value $.0001 per share by the Company (collectively the "Distribution").

                                BASIS FOR OPINION

     The documentary basis and other basis for this opinion is my review and analysis of the below listed items:

1. The Company's Articles of Incorporation, By-Laws, Minutes of Board of Directors Meetings, Minutes of Shareholder Meetings and Shareholder Lists (collectively the "Company Records").

Yacht Finders, Inc.
January 3, 2005
Page 2 of 2


2. The eligibility requirements for the use of Form SB-2 set forth in General Instructions A and B of Form SB-2 (the "Eligibility Requirements").

3. Records of the corporate proceedings relating to the issuance of the Shares.

4. Such other instruments as I believed necessary for the purpose of rendering the following opinion.

                                  LEGAL OPINION

     Based upon my review of the Company Records, the Registration Statement and the Eligibility Requirements, I am of the opinion that:

1. Organization and Qualification: The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to conduct its business, and to own, lease and operate its properties, as more specifically described in the Registration Statement.

2. Shares Duly Authorized and Validly Issued: That Shares are duly authorized, legally and validly issued, and fully paid and non-assessable.

3. Registered Shares Validly Issued: That the Shares, when sold after the effectiveness of the Registration Statement, will be validly issued, fully paid and non-assessable.

                         CONSENT TO USE OF LEGAL OPINION

     I hereby consent to the reference to my name in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do hereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.

                                    Very truly yours,
                                    BATCHER, ZARCONE & BAKER, LLP

                                    /s/ KAREN A. BATCHER, ESQ.